Exhibit 3.3

THIRD AMENDMENT TO THE
SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
PEBBLEBROOK HOTEL, L.P.

November 30, 2018

Pursuant to Section 4.02 and Article XI of the Second Amended and Restated Agreement of Limited Partnership of Pebblebrook Hotel, L.P. (the “Partnership Agreement”), Pebblebrook Hotel Trust (the “General Partner”) hereby amends the Partnership Agreement as follows in connection with the issuance of (i) 6.375% Series E Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share (the “Series E Preferred Shares”), and (ii) 6.3% Series F Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share (the “Series F Preferred Shares” and, together with the Series E Preferred Shares, the “Preferred Shares”), of the General Partner to create additional Partnership Units having designations, preferences and other rights which are substantially the same as the economic rights of the Preferred Shares. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement.
DESIGNATION OF 6.375% SERIES E
CUMULATIVE REDEEMABLE PREFERRED UNITS

1.
Designation and Number. A series of Preferred Units, designated the “6.375% Series E Cumulative Redeemable Preferred Units” (the “Series E Preferred Units”), is hereby established. The number of authorized Series E Preferred Units shall be 4,600,000.

2.
Rank. The Series E Preferred Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank: (a) senior to the Common Units and to all Partnership Interests the terms of which specifically provide that such Partnership Interests shall rank junior to such Series E Preferred Units; (b) on a parity with all Partnership Interests issued by the Partnership, other than those Partnership Interests referred to in clauses (a) and (c); and (c) junior to all Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests shall rank senior to the Series E Preferred Units.

3.	Distributions.

(a)
Holders of Series E Preferred Units shall be entitled to receive, out of funds of the Partnership legally available for the payment of distributions, cumulative preferential cash distributions at the rate of 6.375% per annum of the twenty-five dollars ($25.00) per unit liquidation preference of the Series E Preferred Units (equivalent to a fixed annual amount of $1.59375 per unit) (the “Series E Preferred Return”). Distributions on the Series E Preferred Units shall accumulate on a daily basis and be cumulative from (and including) October 15, 2018 and be payable quarterly in equal amounts in arrears on or about the fifteenth day of January, April, July, and October of each year, beginning on January 15, 2019 or, if not a business day, the next succeeding business day, or such other day as the General Partner may determine (each, a “Series E Preferred Unit Distribution Payment Date”). “Business day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close. Any distribution (including the initial distribution) payable on the Series E Preferred Units for any partial distribution period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable in arrears to holders of record of the Series E Preferred Units as they appear on the records of the Partnership at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Series E Preferred Unit Distribution Payment Date occurs or such other date designated by the General Partner of the Partnership for the payment of distributions that is not more than 90 nor less than 10 days prior to such Series E Preferred Unit Distribution Payment Date (each, a “Series E Distribution Record Date”).

(b)
No distribution on the Series E Preferred Units shall be authorized by the General Partner or paid or set aside for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting aside of funds or provides that such authorization, payment or setting aside of funds would constitute a breach thereof, or a default thereunder, or if such authorization, payment or setting aside of funds shall be restricted or prohibited by law

(c)
Notwithstanding anything to the contrary contained herein, distributions with respect to the Series E Preferred Units shall accrue whether or not the restrictions referred to in the immediately preceding paragraph exist, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series E Preferred Units will accumulate as of the Series E Preferred Unit Distribution Payment Date on which they first become payable or on the date of redemption as the case may be. Accrued but unpaid distributions will not bear interest.

(d)
If any Series E Preferred Units are outstanding, no distributions will be authorized or paid or set apart for payment on any Partnership Interests of the Partnership of any other class or series ranking, as to distributions, on a parity with or junior to the Series E Preferred Units unless full cumulative distributions have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the Series E Preferred Units for all past distribution periods. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series E Preferred Units and all other Partnership Interests ranking on a parity, as to distributions, with the Series E Preferred Units, all distributions authorized, paid or set apart for payment upon the Series E Preferred Units and all other Partnership Interests ranking on a parity, as to distributions, with the Series E Preferred Units shall be authorized and paid pro rata or authorized and set apart for payment pro rata so that the amount of distributions authorized per Series E Preferred Unit and each such other Partnership Interest shall in all cases bear to each other the same ratio that accrued distributions per Series E Preferred Unit and other Partnership Interest (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Partnership Interests do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series E Preferred Units which may be in arrears.

(e)
Except as provided in the immediately preceding paragraph, unless full cumulative distributions on the Series E Preferred Units have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods, no distributions (other than in Partnership Interests ranking junior to the Series E Preferred Units as to distributions and upon liquidation) shall be authorized or paid or set apart for payment nor shall any other distribution be authorized or made upon the Common Units or any other Partnership Interests ranking junior to or on a parity with the Series E Preferred Units as to distributions or upon liquidation, nor shall any Common Units or any other Partnership Interests ranking junior to or on a parity with the Series E Preferred Units as to distributions or upon liquidation be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Partnership Interests) by the Partnership (except by conversion into or exchange for other Partnership Interests ranking junior to the Series E Preferred Units as to distributions and upon liquidation, dissolution or winding up of the affairs of the Partnership or by redemption, purchase or acquisition of Partnership Interests under incentive, benefit or unit purchase plans of the Partnership for employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them.)

(f)
Holders of Series E Preferred Units shall not be entitled to any distribution, whether payable in cash, property or Partnership Interests, in excess of full cumulative distributions on the Series E Preferred Units as described above. Any distribution payment made on the Series E Preferred Units shall first be credited against the earliest accrued and unpaid distribution due with respect to such units which remains payable.

4.	Liquidation Preference.

(a)
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of the Series E Preferred Units shall be entitled to receive, out of the assets of the Partnership legally available for distribution to the Partners (after payment or provision for payment of all debts and other liabilities of the Partnership), liquidating distributions in cash or property at fair market value as determined by the General Partner equal to a liquidation preference of $25.00 per Series E Preferred Unit, plus an amount equal to all accrued and unpaid distributions to and including the date of payment, before any distribution of assets is made to holders of Common Units or any other Partnership Interests that rank junior to the Series E Preferred Units as to liquidation rights.

(b)
If upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the assets of the Partnership are insufficient to make such full payment to holders of the Series E Preferred Units and the corresponding amounts payable on all other Partnership Interests ranking on a parity with the Series E Preferred Units in the distribution of assets, then the holders of the Series E Preferred Units and other such Partnership Interests shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c)
After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.

(d)
None of a consolidation or merger of the Partnership with or into another entity, a merger of another entity with or into the Partnership or a sale, lease or conveyance of all or substantially all of the Partnership’s property or business shall be considered a liquidation of the Partnership.

5.
Redemption. In connection with redemption by the General Partner of any of its Series E Preferred Shares in accordance with the provisions of the Articles Supplementary of the General Partner filed with the State Department of Assessments and Taxation of the State of Maryland on November 30, 2018, designating the terms, rights and preferences of the Series E Preferred Shares (the “Series E Articles Supplementary”), the Partnership shall provide cash to the General Partner for such purpose which shall be equal to the redemption price (as set forth in the Series E Articles Supplementary) and one Series E Preferred Unit shall be canceled with respect to each Series E Preferred Share so redeemed by the General Partner (unless another Conversion Factor is specified under the Partnership Agreement). From and after the Series E Preferred Share redemption date, the Series E Preferred Units so canceled shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series E Preferred Units shall cease

6.	Conversion. The Series E Preferred Units are not convertible into or exchangeable for any other property or securities of the General Partner, except as provided herein.

(a)
In the event of a conversion of any Series E Preferred Shares into Common Shares in accordance with the Series E Articles Supplementary, upon conversion of such Series E Preferred Shares, the Partnership shall convert an equal whole number of the Series E Preferred Units into Common Units as such Series E Preferred Shares are converted into Common Shares. In the event of the conversion of any Series E Preferred Shares into Alternative Conversion Consideration (as defined in the Series E Articles Supplementary) in accordance with the Series E Articles Supplementary, the Partnership shall retire a number of Series E Preferred Units equal to the number of Series E Preferred Shares converted into such Alternative Conversion Consideration. In the event of a conversion of the Series E Preferred Shares into Common Shares, to the extent the General Partner is required to pay cash in lieu of fractional Common Shares pursuant to the Series E Articles Supplementary in connection with such conversion, the Partnership shall distribute an equal amount of cash to the General Partner.

(b)
Following any such conversion retirement by the Partnership pursuant to this Section, the General Partner shall make such revisions to the Partnership Agreement as it determines are necessary to reflect such conversion.

7.	Voting Rights. Holders of the Series E Preferred Units will not have any voting rights.

DESIGNATION OF 6.3% SERIES F
CUMULATIVE REDEEMABLE PREFERRED UNITS

8.
Designation and Number. A series of Preferred Units, designated the “6.3% Series F Cumulative Redeemable Preferred Units” (the “Series F Preferred Units”), is hereby established. The number of authorized Series F Preferred Units shall be 6,000,000.

9.
Rank. The Series F Preferred Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank: (a) senior to the Common Units and to all Partnership Interests the terms of which specifically provide that such Partnership Interests shall rank junior to such Series F Preferred Units; (b) on a parity with all Partnership Interests issued by the Partnership, other than those Partnership Interests referred to in clauses (a) and (c); and (c) junior to all Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests shall rank senior to the Series F Preferred Units.

10.	Distributions.

(a)
Holders of Series F Preferred Units shall be entitled to receive, out of funds of the Partnership legally available for the payment of distributions, cumulative preferential cash distributions at the rate of 6.3% per annum of the twenty-five dollars ($25.00) per unit liquidation preference of the Series F Preferred Units (equivalent to a fixed annual amount of $1.575 per unit) (the “Series F Preferred Return”). Distributions on the Series F Preferred Units shall accumulate on a daily basis and be cumulative from (and including) October 15, 2018 and be payable quarterly in equal amounts in arrears on the fifteenth day of January, April, July, and October of each year, beginning on January 15, 2019 or, if not a business day, the next succeeding business day, or such other day as the General Partner may determine (each, a “Series F Preferred Unit Distribution Payment Date”). “Business day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close. Any distribution (including the initial distribution) payable on the Series F Preferred Units for any partial distribution period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable in arrears to holders of record of the Series F Preferred Units as they appear on the records of the Partnership at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Series F Preferred Unit Distribution Payment Date occurs or such other date designated by the General Partner of the Partnership for the payment of distributions that is not more than 90 nor less than 10 days prior to such Series F Preferred Unit Distribution Payment Date (each, a “Series F Distribution Record Date”).

(b)
No distribution on the Series F Preferred Units shall be authorized by the General Partner or paid or set aside for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting aside of funds or provides that such authorization, payment or setting aside of funds would constitute a breach thereof, or a default thereunder, or if such authorization, payment or setting aside of funds shall be restricted or prohibited by law

(c)
Notwithstanding anything to the contrary contained herein, distributions with respect to the Series F Preferred Units shall accrue whether or not the restrictions referred to in the immediately preceding paragraph exist, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series F Preferred Units will accumulate as of the Series F Preferred Unit Distribution Payment Date on which they first become payable or on the date of redemption as the case may be. Accrued but unpaid distributions will not bear interest.

(d)
If any Series F Preferred Units are outstanding, no distributions will be authorized or paid or set apart for payment on any Partnership Interests of the Partnership of any other class or series ranking, as to distributions, on a parity with or junior to the Series F Preferred Units unless full cumulative distributions have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the Series F Preferred Units for all past distribution periods. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series F Preferred Units and all other Partnership Interests ranking on a parity, as to distributions, with the Series F Preferred Units, all distributions authorized, paid or set apart for payment upon the Series F Preferred Units and all other Partnership Interests ranking on a parity, as to distributions, with the Series F Preferred Units shall be authorized and paid pro rata or authorized and set apart for payment pro rata so that the amount of distributions authorized per Series F Preferred Unit and each such other Partnership Interest shall in all cases bear to each other the same ratio that accrued distributions per Series F Preferred Unit and other Partnership Interest (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Partnership Interests do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series F Preferred Units which may be in arrears.

(e)
Except as provided in the immediately preceding paragraph, unless full cumulative distributions on the Series F Preferred Units have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods, no distributions (other than in Partnership Interests ranking junior to the Series F Preferred Units as to distributions and upon liquidation) shall be authorized or paid or set apart for payment nor shall any other distribution be authorized or made upon the Common Units or any other Partnership Interests ranking junior to or on a parity with the Series F Preferred Units as to distributions or upon liquidation, nor shall any Common Units or any other Partnership Interests ranking junior to or on a parity with the Series F Preferred Units as to distributions or upon liquidation be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Partnership Interests) by the Partnership (except by conversion into or exchange for other Partnership Interests ranking junior to the Series F Preferred Units as to distributions and upon liquidation, dissolution or winding up of the affairs of the Partnership or by redemption, purchase or acquisition of Partnership Interests under incentive, benefit or unit purchase plans of the Partnership for employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them.)

(f)
Holders of Series F Preferred Units shall not be entitled to any distribution, whether payable in cash, property or Partnership Interests, in excess of full cumulative distributions on the Series F Preferred Units as described above. Any distribution payment made on the

Series F Preferred Units shall first be credited against the earliest accrued and unpaid distribution due with respect to such units which remains payable.

11.	Liquidation Preference.

(a)
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of the Series F Preferred Units shall be entitled to receive, out of the assets of the Partnership legally available for distribution to the Partners (after payment or provision for payment of all debts and other liabilities of the Partnership), liquidating distributions in cash or property at fair market value as determined by the General Partner equal to a liquidation preference of $25.00 per Series F Preferred Unit, plus an amount equal to all accrued and unpaid distributions to, but not including, the date of payment, before any distribution of assets is made to holders of Common Units or any other Partnership Interests that rank junior to the Series F Preferred Units as to liquidation rights.

(b)
If upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the assets of the Partnership are insufficient to make such full payment to holders of the Series F Preferred Units and the corresponding amounts payable on all other Partnership Interests ranking on a parity with the Series F Preferred Units in the distribution of assets, then the holders of the Series F Preferred Units and other such Partnership Interests shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c)
After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series F Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.

(d)
None of a consolidation or merger of the Partnership with or into another entity, a merger of another entity with or into the Partnership or a sale, lease or conveyance of all or substantially all of the Partnership’s property or business shall be considered a liquidation of the Partnership.

12.
Redemption. In connection with redemption by the General Partner of any of its Series F Preferred Shares in accordance with the provisions of the Articles Supplementary of the General Partner filed with the State Department of Assessments and Taxation of the State of Maryland on November 30, 2018, designating the terms, rights and preferences of the Series F Preferred Shares (the “Series F Articles Supplementary”), the Partnership shall provide cash to the General Partner for such purpose which shall be equal to the redemption price (as set forth in the Series F Articles Supplementary) and one Series F Preferred Unit shall be canceled with respect to each Series F Preferred Share so redeemed by the General Partner (unless another Conversion Factor is specified under the Partnership Agreement). From and after the Series F Preferred Share redemption date, the Series F Preferred Units so canceled shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series F Preferred Units shall cease

13.	Conversion. The Series F Preferred Units are not convertible into or exchangeable for any other property or securities of the General Partner, except as provided herein.

(a)
In the event of a conversion of any Series F Preferred Shares into Common Shares in accordance with the Series F Articles Supplementary, upon conversion of such Series F Preferred Shares, the Partnership shall convert an equal whole number of the Series F Preferred Units into Common Units as such Series F Preferred Shares are converted into Common Shares. In the event of the conversion of any Series F Preferred Shares into Alternative Conversion Consideration (as defined in the Series F Articles Supplementary) in accordance with the Series F Articles Supplementary, the Partnership shall retire a number of Series F Preferred Units equal to the number of Series F Preferred Shares converted into such Alternative Conversion Consideration. In the event of a conversion of the Series F Preferred Shares into Common Shares, to the extent the General Partner is required to pay cash in lieu of fractional Common Shares pursuant to the Series F Articles Supplementary in connection with such conversion, the Partnership shall distribute an equal amount of cash to the General Partner.

(b)
Following any such conversion retirement by the Partnership pursuant to this Section, the General Partner shall make such revisions to the Partnership Agreement as it determines are necessary to reflect such conversion.

14.	Voting Rights. Holders of the Series F Preferred Units will not have any voting rights.

GENERAL PROVISIONS

15.	Allocation of Profit and Loss.
Article V, Section 5.01(f) of the Partnership Agreement is hereby deleted in its entirety and the following new Section 5.01(f) is inserted in its place:
(f) Priority Allocations With Respect To Preferred Units. After giving effect to the allocations set forth in Sections 5.01(c), (d), and (e) hereof, but before giving effect to the allocations set forth in Sections 5.01(a) and 5.01(b), Net Operating Income shall be allocated to the General Partner until the aggregate amount of Net Operating Income allocated to the General Partner under this Section 5.01(f) for the current and all prior years equals the aggregate amount of the Series B Preferred Return, the Series C Preferred Return, the Series D Preferred Return, the Series E Preferred Return and the Series F Preferred Return paid to the General Partner for the current and all prior years; provided, however, that the General Partner may, in its discretion, allocate Net Operating Income based on accrued Series B Preferred Return, Series C Preferred Return, Series D Preferred Return, Series E Preferred Return and Series F Preferred Return with respect to any Series B Preferred Unit Distribution Payment Date, Series C Preferred Unit Distribution Payment Date, Series D Preferred Unit Distribution Payment Date, Series E Preferred Unit Distribution Payment Date and Series F Preferred Unit Distribution Payment Date occurring in January if the General Partner sets the Distribution Record Date for such Series B Preferred Unit Distribution Payment Date, Series C Preferred Unit Distribution Payment Date, Series D Preferred Unit Distribution Payment Date, Series E Preferred Unit Distribution Payment Date or Series F Preferred Unit Distribution Payment Date on or prior to December 31 of the previous year. For purposes of this Section 5.01(f), “Net Operating Income” means the excess, if any, of the Partnership’s gross income over its expenses (but not taking into account depreciation, amortization, or any other noncash expenses of the Partnership), calculated in accordance with the principles of Section 5.01(i) hereof.

16.	Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

[Signature page for Amendment re: Series E and Series F Preferred Units]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

PEBBLEBROOK HOTEL TRUST, a Maryland real estate investment trust

By:	/s/ Raymond D. Martz
Name:	Raymond D. Martz
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary